Exhibit (n)(6)

CONSENT OF INDEPENDENT ACCOUNTANTS
We have issued our report dated March 7, 2016, except as to footnote 2m, which is dated as of October 19, 2016, with respect to the financial statements of NPH McDowell LLC and Subsidiaries, included in the amended Prospectus of Prospect Capital Corporation, dated October 19, 2016, for the year ended June 30, 2016. We hereby consent to the inclusion of said report in the amended Prospectus of Prospect Capital Corporation, dated October 19, 2016.

/s/ Hood & Strong LLP

Hood & Strong LLP
San Francisco, CA
October 19, 2016